Mail Stop 0407


									August 30, 2005
Via U.S. Mail and Fax (415-645-9202)
Mr. Conrad Lowry
Chief Financial Officer
Salon Media Group, Inc.
101 Spear Street
Suite 203
San Francisco, CA 94105

	Re:	Salon Media Group, Inc.
      Form 10-K/A for Fiscal Year Ended March 31, 2005
		Filed July 27, 2005

		File No. 0-26395

Dear Mr. Lowry:

	We have completed our review of your Form 10-K/A and related filings and do not, at this time, have any further comments.


								Sincerely,

								/s/ Kyle Moffatt for

								Larry Spirgel
								Assistant Director





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Mr. Robin N. Dickson
Harmonic Inc.
Page 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

         DIVISION OF
CORPORATION FINANCE